                                                                    EXHIBIT 99.1

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  Sylvan generates revenues from its three divisions: Sylvan Learning Centers, Sylvan Prometric and Sylvan Contract Educational Services. The following data are derived from the Company's supplemental consolidated financial statements.

                                                                 THREE MONTHS
                                      YEAR ENDED DECEMBER 31,   ENDED MARCH 31,
                                     -------------------------- ---------------
                                       1995     1996     1997    1997    1998
                                     -------- -------- -------- ------- -------
                                                   (IN THOUSANDS)
Revenues:
  Sylvan Learning Centers........... $ 26,063 $ 36,799 $ 44,289 $ 9,231 $12,136
  Sylvan Prometric..................   61,224  122,889  187,800  34,016  47,567
  Sylvan Contract Educational
   Services.........................   50,430   58,186   66,582  17,574  26,620
                                     -------- -------- -------- ------- -------
    Total revenues.................. $137,717 $217,874 $298,671 $60,821 $86,323
                                     ======== ======== ======== ======= =======
Direct costs:
  Sylvan Learning Centers........... $ 18,675 $ 25,557 $ 36,708 $ 6,829 $ 9,429
  Sylvan Prometric..................   56,446  106,426  166,318  30,589  44,538
  Sylvan Contract Educational
   Services.........................   47,685   53,373   56,057  16,168  22,814
                                     -------- -------- -------- ------- -------
    Total direct costs.............. $122,806 $185,356 $259,083 $53,586 $76,781
                                     ======== ======== ======== ======= =======

RESULTS OF OPERATIONS

 Comparison of results for the quarter ended March 31, 1998 to results for the quarter ended March 31, 1997.

  Revenues. Total revenues increased by $25.5 million, or 42%, from $60.8 million in the first quarter of 1997 to $86.3 million in the first quarter of 1998. This increase resulted from higher revenues in all three divisions.

  Sylvan Learning Centers revenues increased by $2.9 million, or 32%, from $9.2 million in the first quarter of 1997 to $12.1 million in the first quarter of 1998. Franchise royalties increased by $500,000, or 17%, from $3.0 million in the first quarter of 1997 to $3.5 million in the first quarter of 1998. This increase in franchise royalties was due to an overall 14% increase in revenues at Learning Centers open for more than one year as of March 31, 1997, as well as royalties generated from a net of 29 Learning Centers opened after March 31, 1997. Franchise sales fees decreased by $500,000, or 71%, from $700,000 in the first quarter of 1997 to $200,000 in the first quarter of 1998. In the first quarter of 1998, the Company sold four franchise territories but no area development agreements, compared to five franchise territories sold and one $500,000 area development agreement sold in the first quarter of 1997. Revenues from Company-owned Learning Centers increased by $2.0 million, or 40%, from $5.0 million in the first quarter of 1997 to $7.0 million in the first quarter of 1998. The Company's acquisition of 13 Learning Centers from several franchisees after March 31, 1997 generated $1.5 million of the increase, with the remaining increase of $500,000 generated by Company-owned Learning Centers open for more than one year as of March 31, 1998. Product sales to franchisees increased by $400,000, or 57%, from $700,000 in the first quarter of 1997 to $1.1 million in the first quarter of 1998. The remaining increase in Sylvan Learning Centers revenues consisted of other franchise service income.

  Sylvan Prometric revenues increased by $13.6 million, or 40%, from $34.0 million in the first quarter of 1997 to $47.6 million in the first quarter of 1998. Block Testing Services, L.P. and related entities (collectively, "NAI/Block"), purchased during the fourth quarter of 1997, accounted for $3.1 million of the revenue growth. Revenues at ASPECT increased by $2.1 million, or 24%, as a result of volume growth. Excluding the NAI/Block and ASPECT acquisitions, revenue growth would have been 25%. Academic admissions testing revenues increased by $3.5 million, or 97%, due to volume increases under the ETS contracts. The Test of English as a Foreign Language (the "TOEFL"), in its initial pilot phase, and the Graduate Management Admission Test (the "GMAT") were first offered through Sylvan Prometric beginning in the Fall of 1997. IT and professional certification testing revenues increased $3.8 million and $700,000, or 33% and 15%, respectively, primarily due to volume increases. Revenues at Wall Street decreased because Wall Street did not record any master franchise sales in the first quarter of 1998, compared to $1.2 million of master franchise sales recorded in the first quarter of 1997.

  Sylvan Contract Educational Services revenues increased by $9.0 million, or 51%, from $17.6 million in the first quarter of 1997 to $26.6 million in the first quarter of 1998. The increase in revenues included $6.7 million in revenues from Canter, which was purchased on January 1, 1998. The balance of the increase in revenues consisted of a $1.9 million increase in revenues from public and non-public school contracts and a $400,000 increase in revenues from PACE services. Revenues from public and non-public school contracts obtained after March 31, 1997 contributed $2.9 million to the increase in revenues for the first quarter of 1998. The first quarter of 1997 included $1.0 million of revenues from non-education related activity at Educational Inroads which was disposed of after the Educational Inroads acquisition on May 30, 1997. Revenues from public and non-public school contracts that existed in the first quarters of both 1997 and 1998 remained constant.

  Costs and Expenses. Total direct costs increased by $23.2 million, or 43%, from $53.6 million in the first quarter of 1997 to $76.8 million in the first quarter of 1998. Total direct costs increased as a percentage of total revenues from 88% to 89%.

  Sylvan Learning Centers expenses increased by $2.6 million, or 38%, from $6.8 million in the first quarter of 1997 to $9.4 million in the first quarter of 1998. As a percentage of Sylvan Learning Centers revenues, these expenses increased from 74% to 78%. The Company incurred $400,000 for the one-time development of several educational programs in the first quarter of 1998. Excluding these one-time expenses, Sylvan Learning Centers expenses would have been 74% of Sylvan Learning Centers revenues for the first quarter of 1998. Company-owned Learning Center expenses increased by $1.6 million, or 37%, primarily as a result of advertising and higher labor costs associated with increased enrollment. As a percentage of revenues, expenses at Company-owned Learning Centers decreased from 88% to 85%.

  Sylvan Prometric expenses increased by $14.0 million, or 46%, from $30.6 million in the first quarter of 1997 to $44.5 million in the first quarter of 1998. As a percentage of Sylvan Prometric revenues, Sylvan Prometric's expenses increased from 90% to 93%. The dollar increase was consistent with the increase in revenues from the first quarter of 1997. Excluding master franchise sales at Wall Street in the first quarter of 1997, Sylvan Prometric expenses would have remained constant at 93% of Sylvan Prometric revenues.

  Sylvan Contract Educational Services expenses increased by $6.6 million, or 41%, from $16.2 million in the first quarter of 1997 to $22.8 million in the first quarter of 1998. As a percentage of Sylvan Contract Educational Services revenues, these expenses declined from 92% to 86%. The increase in Sylvan Contract Educational Services expenses resulted from a $6.3 million increase in costs from PACE and Canter and a $300,000 increase in costs from public and non-public school contracts. The margin improvement at Sylvan Contract Educational Services was the result of the Company's ability to leverage increasing student volumes over the fixed cost infrastructure of this division.

  General and administrative expenses increased by $300,000, or 10%, from $3.0 million in the first quarter of 1997 to $3.3 million in the first quarter of 1998. As a percentage of revenues, these expenses decreased from 5% to 4% due to increased revenues without corresponding increases in administrative staff and overhead.

  Income before income taxes increased by $2.0 million, or 43%, from $4.6 million in the first quarter of 1997 to $6.6 million in the first quarter of 1998. These amounts include pre-tax losses of $1.1 million and $1.9 million in the first quarter of 1997 and 1998, respectively.

  The effective tax rate decreased from 42% in the first quarter of 1997 to 35% in the first quarter of 1998 mainly due to the effect of higher earnings in foreign countries with lower tax rates than the U.S.

 Comparison of results for the year ended December 31, 1997 to the year ended December 31, 1996.

  Revenues. Total revenues increased by $80.8 million, or 37%, from $217.9 million in 1996 to $298.7 million in 1997. This increase resulted from higher revenues in all three divisions.

  Sylvan Learning Centers revenues increased by $7.5 million, or 20%, from $36.8 million in 1996 to $44.3 million in 1997. Franchise royalties increased by $1.9 million, or 20%, from $9.3 million in 1996 to $11.2 million in 1997. This increase in franchise royalties was due to an overall 10% increase in revenues at Learning Centers open for more than one year as of December 31, 1996, as well as royalties generated from a net of 60 Learning Centers opened in 1997. Franchise sales fees increased by $1.3 million, or 41%, from $3.2 million in 1996 to $4.5 million in 1997. In 1997, the Company sold six area development agreements for $2.9 million and 42 franchise Learning Center licenses, compared to four area development agreements sold for $1.7 million and 38 franchise Learning Center licenses sold in 1996. Revenues from Company-owned Learning Centers increased by $4.2 million, or 23%, from $18.5 million in 1996 to $22.7 million in 1997, primarily as a result of student enrollment increases at Learning Centers open for more than one year as of December 31, 1996 and, to a lesser extent, the Company's acquisition in 1997 of 13 Learning Centers from five franchises. Product sales to franchisees decreased by $190,000, or 5%, from $3.9 million in 1996 to $3.7 million in 1997.

  Sylvan Prometric revenues increased by $64.9 million, or 53%, from $122.9 million in 1996 to $187.8 million in 1997. Wall Street, purchased in December 1996, accounted for $19.0 million of the revenue growth. Revenues at ASPECT increased by $16.5 million, or 46%, as a result of volume growth. The remaining increase in Sylvan Prometric revenues resulted from increased services under ETS contracts, which included the cost-plus international contract, the Graduate Record Examination (the "GRE"), the GMAT and the TOEFL, certain volume-based pricing adjustments and testing in the IT and professional license businesses.

  Sylvan Contract Educational Services revenues increased by $8.4 million, or 14%, from $58.2 million in 1996 to $66.6 million in 1997. Revenues from PACE contracts accounted for $6.2 million of the increase for 1997, primarily as a result of contracts with new customers. Revenues from public and non-public school contracts increased by $2.2 million in 1997, primarily as a result of contracts with new school districts. Revenues from public and non-public school contracts obtained after December 31, 1996 contributed $5.3 million to the increase in revenues in 1997, while revenues from existing public and non-public school contracts obtained before December 31, 1996 decreased by $3.1 million in 1997, primarily due to reduced funding in some school districts and the expiration of several contracts in 1997.

  Costs and Expenses. Total direct costs increased by $73.7 million, or 40%, from $185.4 million in 1996 to $259.1 million in 1997. Total direct costs increased as a percentage of total revenues from 85% to 87% primarily as a result of non-recurring expenses of $21.5 million included in direct costs in 1997, as discussed below. Total direct costs in 1997 also include $5.4 million of non-recurring expenses related to accounting for the ASPECT acquisition as a pooling-of-interests. Excluding these non-recurring expenses, total direct costs as a percentage of total revenues would have been 78% in 1997.

  Sylvan Learning Centers expenses increased by $11.2 million, or 44%, from $25.6 million in 1996 to $36.7 million in 1997. As a percentage of Sylvan Learning Centers revenues, these expenses increased from 70% to 83%. Advertising expenses in 1997 included the Company's one-time $5.0 million contribution of Common Stock to a not-for-profit corporation whose sole purpose is to develop and fund advertising programs for the Sylvan Learning Centers. Franchise services expenses increased by $8.0 million, or 84%, from $9.5 million in 1996 to $17.5 million in 1997 and increased as a percentage of franchise-related revenues from 52% in 1996 to 82% in 1997. The lower margin in franchise services was primarily due to the one-time expense discussed above, as well as costs incurred for development of new programs and additional management staff for Sylvan Learning Centers. Company-owned Learning Center expenses increased by $3.1 million, or 19%, from $16.1 million in 1996 to $19.2 million in 1997 but decreased as a percentage of Company-owned Learning Center revenues from 87% to 85%. Expenses at Learning Centers operating for more than one year as of December 31, 1996 accounted for $2.0 million of the increase for 1997. The increase also resulted from $1.1 million of expenses associated with the 13 Learning Centers acquired from franchisees in 1997 and increases in advertising, labor and general overhead expenses associated with increased Learning Center enrollment.

  Sylvan Prometric expenses increased by $59.9 million, or 56%, from $106.4 million in 1996 to $166.3 million in 1997. As a percentage of Sylvan Prometric revenues, these expenses increased from 87% to 89%. The increase in Sylvan Prometric expenses as a percentage of Sylvan Prometric revenues was primarily the result of one-time marketing expenses of $10.0 million resulting from the Company's contribution to IT Training Marketing Company, a not-for-profit corporation whose sole purpose is to fund promotional and channel support programs for Sylvan Prometric. The 1996 expenses included $2.4 million of non-recurring charges related to the Drake acquisition, incurred during the first and second quarters of 1996. Excluding these one-time charges, Sylvan Prometric expenses as a percentage of Sylvan Prometric revenues for 1996 and 1997 would have been 85% and 83%, respectively. This decrease in recurring Sylvan Prometric expenses as a percentage of Sylvan Prometric revenues was primarily due to the fixed expenses of the division being spread over a higher revenue base, as well as the effect of a full year of results of Wall Street, which generates higher incremental margins, in 1997 compared to only one month of results in 1996.

  Sylvan Contract Educational Services expenses increased by $2.7 million, or 5%, from $53.4 million in 1996 to $56.1 million in 1997. As a percentage of Sylvan Contract Educational Services revenues, these expenses decreased from 92% to 84%. Operating expenses for public and non-public school contracts decreased by $1.3 million, while operating expenses for PACE increased by $3.5 million. The decrease in Sylvan Contract Educational Services expenses as a percentage of revenues was the result of increased profit margins at PACE and public and non-public services in 1997, as well as a higher mix of revenues from PACE contracts which generate a higher profit margin than public and non-public services. In March 1998, the additional contingent consideration payable to the former shareholders of PACE was determined to be $25.8 million, which was recorded as additional goodwill and will be amortized over the estimated remaining useful life of 22 years. This amount will increase the amount of amortization generated by the Sylvan Contract Educational Services division by $1.2 million in 1998.

  General and administrative expenses increased by $13.3 million, or 151%, from $8.8 million in 1996 to $22.1 million in 1997 and increased as a percentage of total revenues from 4% in 1996 to 7% in 1997. Included in general and administrative expenses are one-time expenses of $9.7 million relating to a contribution of $6.5 million of Common Stock to Sylvan Learning Foundation, Inc., a not-for-profit foundation formed to promote various educational projects and a $3.2 million contribution to International Education Forum, Inc., a not-for-profit foundation formed to provide language programs for international students in the United States. Excluding these one-time expenses, general and administrative expenses would have been 4% of total revenues in 1997.

  In March 1997, the Company and NEC executed a definitive agreement, under which the Company was to acquire NEC. In May 1997, NEC accepted a competing offer which resulted in the termination of NEC's agreement with the Company. As a result, NEC paid the Company a $30.0 million termination fee, which has been recorded, net of $1.5 million of transaction costs (the "NEC Termination Fee"), as a separate component of non-operating income.

  In May 1997, the Company determined that certain computer hardware and software of Sylvan Prometric were impaired as a result of certain strategic changes in technical requirements and specifications made in connection with the Company's pursuing the NEC acquisition. During and after the negotiations with NEC, the Company developed plans that resulted in required changes in software systems and hardware utilized in Sylvan Prometric's network of testing centers. The plans continued to be valid for the Company even after the termination of the NEC acquisition. The Company determined the amount of the impairment loss by evaluating the likely sales proceeds from the disposition of the assets, compared to their book value. The Company determined that it was unlikely that the net cash proceeds from the sale of any assets would be significant and recorded an impairment loss equal to the $4.0 million net book value of the assets.

  Investment and other income increased by $3.1 million, or 182%, from $1.7 million in 1996 to $4.8 million in 1997, primarily due to $2.0 million of non-cash dividend income received from the Company's investment in JLC Holdings, Inc. and the higher cash and investment balances resulting from the NEC Termination Fee and the net proceeds from the public sale of Common Stock during 1997. Interest expense decreased by $500,000 due to the repayment of all outstanding debt of Educational Inroads in the second quarter of 1997.

  The Company reported net losses of $2.0 million in 1997 from its investment in affiliates, consisting primarily of $1.4 million attributable to Caliber.

  The effective tax rate remained constant at 37% in 1996 and 1997.

 Comparison of results for the year ended December 31, 1996 to the year ended December 31, 1995.

  Revenues. Total revenues increased by $80.2 million, or 58%, from $137.7 million in 1995 to $217.9 million in 1996. This increase resulted from greater revenues in all three divisions.

  Sylvan Learning Centers revenues increased by $10.7 million, or 41%, from $26.1 million in 1995 to $36.8 million in 1996. Franchise royalties increased by $2.0 million, or 22%, from $9.2 million in 1995 to $11.2 million in 1996. This increase in franchise royalties was due to an overall 19% increase in revenues at Learning Centers that had been operating for more than one year as of December 31, 1995, as well as royalties from a net of 49 Learning Centers opened in 1996. Franchise sales fees increased by $1.1 million, or 52%, from $2.1 million in 1995 to $3.2 million in 1996. In 1996, the Company sold four area development agreements for $1.7 million and 38 franchise Learning Center licenses, compared to two area development agreements sold for $550,000 and 43 franchise Learning Center licenses sold during 1995. Revenues from Company-owned Learning Centers increased by $7.0 million, or 61%, from $11.5 million in 1995 to $18.5 million in 1996. Revenue growth related to increased student enrollment at Learning Centers that had been operating for more than one year as of December 31, 1995 resulted in $3.4 million, or 49%, of the increase from 1995 to 1996. Approximately $3.2 million of the revenue increase resulted from the acquisition of 11 Learning Centers from two franchisees during 1996, and the opening of one new Learning Center during 1996 resulted in an additional $350,000 of revenues. Product sales to franchisees increased by $700,000, or 22%, from $3.2 million in 1995 to $3.9 million in 1996. This increase resulted from overall student enrollment increases at franchised Learning Centers.

  Sylvan Prometric revenues increased by $61.7 million, or 101%, from $61.2 million in 1995 to $122.9 million in 1996. This significant increase in Sylvan Prometric revenues resulted primarily from the September 1995 acquisition of Drake, which provided increased revenues from IT clients. Increased services under ETS contracts, including the cost-plus international contract and the GRE, and other professional testing revenues increases, including NASD testing, which began in February 1996, also contributed to the increase in Sylvan Prometric revenues. In addition, revenues at ASPECT increased by $9.3 million, or 35%, as a result of volume growth.

  Sylvan Contract Educational Services revenues increased by $7.8 million, or 15%, from $50.4 million in 1995 to $58.2 million in 1996. Revenues from public and non-public school contracts accounted for $5.9 million of the increase, and greater revenues from PACE accounted for $1.9 million of the increase. The PACE increase primarily resulted from the fact that the acquisition, accounted for as a purchase, was effective February 28, 1995, and, therefore, the division's 1995 revenues only reflect ten months of PACE revenues. Revenues from public and non-public school contracts begun during 1996 contributed $2.2 million to 1996 revenues. Revenues from public and non-public school contracts begun during 1995 increased by $4.6 million in 1996, primarily because a full year of revenues were generated under these contracts during 1996.

  Costs and Expenses. Total direct costs increased by $62.6 million, or 51%, from $122.9 million in 1995 to $185.3 million in 1996 but decreased as a percentage of total revenues from 89% to 85%.

  Sylvan Learning Centers expenses increased by $6.9 million, or 37%, from $18.7 million in 1995 to $25.6 million in 1996. Franchise services expenses increased by $600,000, or 10%, from $5.9 million in 1995 to $6.5 million in 1996 but decreased as a percentage of franchise royalties and sales revenues from 64% in 1995 to 58% in 1996. The higher margin in 1996 related primarily to the effects of leveraging the fixed costs of supporting this division over a larger revenue base. Company-owned Learning Center expenses increased by $5.7 million, or 55%, from $10.4 million in 1995 to $16.1 million in 1996 but decreased as a percentage of Company-owned Learning Center revenues from 90% in 1995 to 87% in 1996. Of the increase, $3.1 million related to the acquisition of 11 Learning Centers. The remaining increase resulted primarily from advertising, labor and general overhead expenses associated with increased enrollment at Company-owned Learning Centers acquired prior to 1996.

  Sylvan Prometric expenses increased by $50.0 million, or 89%, from $56.4 million in 1995 to $106.4 million in 1996 but decreased as a percentage of Sylvan Prometric revenues from 92% in 1995 to 87% in 1996. The increased expenses resulted primarily from the acquisition of Drake and increased registration and delivery costs associated with an increased volume of tests delivered. Sylvan Prometric expenses in 1996 included $2.4 million of amortization of contract rights related to the Drake acquisition. Sylvan Prometric expenses in 1995 included $4.1 million of amortization of contract rights, imputed interest and salary termination charges related to the Drake acquisition. Excluding these non-recurring charges, Sylvan Prometric expenses as a percentage of Sylvan Prometric revenues would have remained constant at 85% in 1995 and 1996.

  Sylvan Contract Educational Services expenses increased by $5.7 million, or 12%, from $47.7 million in 1995 to $53.4 million in 1996 but decreased as a percentage of Sylvan Contract Educational Services revenues from 95% in 1995 to 92% in 1996. The decline in these expenses as a percentage of Sylvan Contract Educational Services revenues resulted from increased revenues without corresponding increases in overhead. Operating expenses for public and non-public school contracts increased $4.6 million during 1996, while operating expenses for PACE increased $1.1 million. The PACE increase resulted from the fact that the acquisition, accounted for as a purchase, was effective February 28, 1995, and therefore, the 1995 results include only ten months of PACE results.

  General and administrative expenses increased by $2.6 million, or 41%, from $6.2 million in 1995 to $8.8 million in 1996 but decreased as a percentage of total revenues from 5% in 1995 to 4% in 1996. The percentage decline resulted from increased revenues in all divisions without corresponding increases in overhead.

  The Company incurred $1.6 million of net interest expense in 1995 and generated $400,000 of net interest income in 1996. This change resulted primarily from $1.1 million of imputed interest expense on the purchase of Drake in 1995 and an increase in the average invested cash amounts in 1996 compared to 1995.

  The effective tax rate increased from 9% in 1995 to 37% in 1996. This increase was primarily the result of a 1995 decrease in the amount of the valuation allowance for deferred tax assets, consisting principally of net operating loss carryforwards.

LIQUIDITY AND CAPITAL RESOURCES

  Cash provided by operating activities was $13.6 million for first quarter of 1998 compared to $500,000 in the first quarter of 1997. $9.5 million of the increase in operating cash flow was attributable to a decrease in accounts and notes receivable, including the collection of a $7.0 million receivable from IT Training Marketing Company related to the purchase of Common Stock by IT Training Marketing Company.

  Cash provided by operating activities increased by $29.1 million, or 100%, from $29.0 million in 1996 to $58.1 million in 1997. This increase was primarily attributable to a $33.9 million increase in income before non-cash charges and the $28.5 million net cash effect of the NEC Termination Fee. Cash flow from operations was also favorably affected by $18.2 million of increases in accounts payable, accrued expenses and income taxes payable, consistent with the Company's higher volume of business.

  Management believes that Sylvan's investment in working capital will continue to reduce net cash flow from operations, particularly as a result of growth in accounts and notes receivable, consistent with the Company's higher volume of business. Increases in domestic and international testing volumes have resulted in significant increases in accounts receivable from ETS. ETS typically makes monthly payments for domestic activity and quarterly payments for international services. Accounts receivable from public school-based programs have increased due to billings under new contracts. Sylvan believes that uncollectible accounts receivable will not have a significant effect on future liquidity, as a significant portion of its accounts receivable are due from entities with substantial financial resources.

  The Company's investing activities consist primarily of acquisitions of businesses, acquisitions of property and equipment and the temporary investment of excess cash in available-for-sale securities. During the first quarter of 1998, the Company acquired Canter for a net cash purchase price of $24.3 million. During 1997, the Company's investments increased by $66.5 million to $82.9 million, primarily as a result of the investment of the net proceeds received by the Company from the public sale of Common Stock in 1997. These investments are readily marketable and available for use in current operations. In 1997, the Company also made $9.7 million of additional investments or loans to affiliates accounted for using the equity method, primarily Caliber. In January 1997, the Company acquired Wall Street for $4.7 million in cash, including acquisition costs.

  The Company continues to incur expenditures for additions to property and equipment, which totaled $14.6 million in the first quarter of 1998 and $30.9 million in 1997. These additions consist primarily of furniture and equipment for general business expansion, including expenditures related to new public and non-public school contracts, testing center expansions, equipment upgrades, internal software development and equipment needed for overseas testing centers operated by the Company under the ETS international testing contract. Under this international contract with ETS, the Company is reimbursed for overseas equipment expenditures as the equipment is depreciated. This reimbursement includes a financing charge over the reimbursement period.

  The Company had entered into a loan agreement with a bank (the "Credit Line") that provided an unsecured revolving line of credit allowing the Company to borrow a maximum of $15.0 million. The Credit Line expired on May 31, 1998. The Credit Line bore interest at a floating rate equal to the 30-day London Interbank Offered Rate ("LIBOR") plus 1.15% per annum (5.69% at March 31, 1998). The Credit Line had no outstanding borrowings at December 31, 1997 or March 31, 1998. The Company is in the process of obtaining a new line of credit which it believes will contain substantially the same terms as the Credit Line.

  The Company was required to make cash payments of $13.6 million in 1998 to the former shareholders of PACE as contingent consideration. This amount was classified as a current liability at December 31, 1997 and March 31, 1998, and was paid in April 1998. Also, as of December 31, 1997, the Company was obligated to issue Common Stock with a value of $56.4 million to shareholders of PACE, Drake and other acquired companies. This amount was classified as a long-term liability at March 31, 1998 and December 31, 1997, and shares valued at $31.5 million were issued in the second quarter of 1998. The Company had $5.1 million and $3.5 million, respectively, of long-term debt outstanding at March 31, 1998 and December 31, 1997.

  Upon the acquisition of Drake in September 1995, the Company entered into two contingent payment obligations related to the acquisition. The first related to 2,678,571 shares of Common Stock (the "Revenue Escrow Shares") that were placed in escrow to be released to the sellers provided certain revenue targets relating to portions of the computer-based testing business are achieved from 1996 through 1998. Based on testing revenues in 1996 and 1997, 60% of the Revenue Escrow Shares had been earned through December 31, 1997. As of December 31, 1997, an additional $28.2 million of goodwill related to the earned shares was recorded and will be amortized over the remaining estimated useful life. 535,715 and 1,071,429 Revenue Escrow Shares were released to the sellers in 1997 and 1998, respectively.

  The sellers of Drake may receive up to an additional $40.0 million (payable 12.5% in cash and the balance in either cash or restricted shares of Common Stock, at the Company's option) as a second component of contingent consideration. This component will be earned if other revenues targets relating to portions of the combined computer-based testing business are achieved in 1998 or 1999 (with the measuring year selected by the sellers). Long-term liabilities at March 31, 1998 and December 31, 1997 do not include any amount related to this component.

  Sylvan believes that its capital resources, including the net proceeds from the sale of the Notes, will be sufficient over at least the next several years to fund expected expansion of its business, including acquisitions, and its working capital needs.

  Sylvan continues to review other companies in the education or computer-based testing industries for potential acquisitions. Additional capital resources may be necessary to acquire and thereafter operate any acquired businesses. See "Use of Proceeds."

EFFECTS OF INFLATION

  Inflation has not had a material effect on the Company's revenues and income in the past three years.

QUARTERLY FLUCTUATIONS

  The Company's revenues and operating results have varied substantially from quarter to quarter and will continue to vary, depending upon the method of accounting for, and the costs and timing of completion and integration of, acquisitions and the timing of implementation of new computer-based testing contracts or new contracts funded under Title I or similar programs. Revenues generated by Sylvan Prometric are likely to vary based on the frequency and timing of delivery of individual tests and the speed of test administrators' conversion of tests to computer-based versions. Revenues or income in any period will not necessarily be indicative of results in subsequent periods.

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